Exhibit 10.58
CONFIDENTIAL TREATMENT REQUESTED
CROSS LICENSE AGREEMENT
     THIS CROSS LICENSE AGREEMENT (the “Agreement”), dated November 13, 2006 (the “Effective Date”), is between BIO-RAD LABORATORIES, INC., a Delaware corporation with offices at 1000 Alfred Nobel Drive, Hercules, California 94547 (“BIO-RAD”) and CIPHERGEN BIOSYSTEMS, INC., a Delaware corporation with offices at 6611 Dumbarton Circle, Fremont, California 94555 (“CIPHERGEN”).
RECITALS
     WHEREAS, BIO-RAD and CIPHERGEN have entered into an Asset Purchase Agreement of even date herewith (the “APA”), pursuant to which BIO-RAD is acquiring certain assets and liabilities of CIPHERGEN related to the Business (as such term is defined below);
     WHEREAS, BIO-RAD is licensing back to CIPHERGEN rights for limited commercial exploitation of the Proprietary Rights acquired by BIO-RAD from CIPHERGEN pursuant to the APA; and
     WHEREAS, CIPHERGEN is licensing to BIO-RAD rights under CIPHERGEN Intellectual Property (as such term is defined below),
     NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.	Definitions.

All defined terms used herein that are not defined below in this Section 1 or elsewhere in this Agreement shall have the meanings given such terms in the APA.
1.1	“APA” shall mean the Asset Purchase Agreement of even date herewith between the parties.

1.2	“Business” shall have the meaning given such term in the APA.

1.3	“CIPHERGEN Exclusivity Period” shall mean a period of five (5) years after the Effective Date.

1.4	“Clinical Diagnostics” shall mean, in the clinical medical practice, the assaying, testing or determination of, inside or outside of a living human or animal, one or more biomarkers in or on any test sample for the purpose of identifying, characterizing, defining or diagnosing a disease state (including, without limitation, determining the state of health of a human or animal) to identify, treat or prevent disease, as well as the screening, prognosis, therapeutic monitoring and/or evaluation of the progression of any disease. For the avoidance of doubt, if an assay is being performed on a living animal, or on animal tissue or other sample derived from a living animal, for the purpose of Food Testing, such application shall not be considered a Clinical Diagnostic.

1.5	“Clinical Diagnostics Developer” shall mean any Laboratory within any entity (including CIPHERGEN) engaged in the research and development and/or manufacture or sale of product, processes or services for Clinical Diagnostics purposes.

1.6	“Clinical Diagnostics Market” shall mean (1) Clinical Diagnostics Developers, (2) Commercial Clinical Laboratories, (3) Collaborators, (4) home-users of Clinical Diagnostic assays, and (5) physician’s office user of Clinical Diagnostic assays.

1.7	“Collaborator” shall mean any Laboratory within any entity with whom CIPHERGEN has agreed to collaborate, in writing and with prior written notification to BIO-RAD, in research and development activities related to products, processes or services for Clinical Diagnostic purposes. During the CIPHERGEN Exclusivity Period, the number of such Collaborators shall not increase by more than [****] per year nor total more than [****], including collaborators existing as of the Effective Date. Collaborators existing as of the Effective Date are identified on Schedule A attached hereto.

1.8	“Commercial Clinical Laboratory” shall mean any clinical Laboratory (including, without limitation, laboratories contained within a hospital, physician’s office or other similar treatment center, e.g., urgent care centers, chronic care facilities and stand-alone Laboratories that collect samples for purposes of testing) engaged in the sale of products, processes or services for Clinical Diagnostic purposes.

1.9	“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement dated August 14, 2006 between the parties.

1.10	“Food Testing” shall mean the analysis of food, including a living animal committed to the human or animal food chain, for the purpose of quality assurance or quality control of such food, or for the purpose of identifying, characterizing, defining or diagnosing a disease state solely for the purpose of determining the safety or suitability for consumption of such food.

1.11	“Intellectual Property” shall mean patent applications, patents, methods, processes, technical information, know-how, copyrights, trade secrets and trademarks.

1.12	“Improvements” shall mean any Intellectual Property invented by BIO-RAD or CIPHERGEN after the Effective Date that is useful for SELDI as described in U.S. Pat. App. No. 08/068,896 and patents and applications claiming priority thereto, including, for example, capturing analytes onto a solid support for presentation to a laser source for laser desorption/ionization analysis.

*** Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.***

1.13	“Joint Steering Committee” shall have the meaning given such term in the APA.

1.14	“Laboratory” shall mean any laboratory equipped for scientific research and/or engaged in the development, manufacture and/or sale of products, processes or services including, without limitation, clinical reference laboratories.

1.15	“Proprietary Rights” shall have the meaning given such term in the APA.
2.	License Grants.
2.1	License Grant to CIPHERGEN. BIO-RAD hereby grants CIPHERGEN a fully paid-up, irrevocable, royalty free, worldwide, license and/or sublicense, including the right to sublicense in the field of Clinical Diagnostics only, under the Proprietary Rights to make, have made, use, sell, offer for sale, import and otherwise commercially exploit any products, processes and services (a) in the field of Clinical Diagnostics into the Clinical Diagnostics Market, and (b) for internal research, development, and commercialization by CIPHERGEN and its Collaborators related to products, processes, and services in the field of Clinical Diagnostics into the Clinical Diagnostics Market, and including CIPHERGEN’s internal activities related to discovering biomarkers, developing diagnostic tests, and in its capacity as a Clinical Diagnostics Developer or Commercial Clinical Laboratory. This license shall be exclusive to CIPHERGEN, even as to BIO-RAD subject only to the restrictions set forth in Sections 5.1 and 5.2, during the CIPHERGEN Exclusivity Period. Upon the expiration of the CIPHERGEN Exclusivity Period, such license shall remain exclusive, but not as to BIO-RAD, but who shall have no right to sublicense the Proprietary Rights in the field of Clinical Diagnostics, except as may be required by its customers or end users.

2.2	License Grant to BIO-RAD. CIPHERGEN hereby grants BIO-RAD a fully paid-up, irrevocable, royalty-free, worldwide, non-exclusive license, under all retained CIPHERGEN Intellectual Property (not otherwise licensed or assigned to BIO-RAD under this Agreement or under the APA) existing as of the Effective Date to make, have made, use, sell, offer for sale, import and otherwise commercially exploit the products, processes and services of the Business (as such term is defined in the APA) for sale outside of the field of Clinical Diagnostics.

2.3	Reservation of Rights. Each party reserves any rights not expressly granted to the other party under the terms of this Agreement or any related agreement.
3.	Ownership and Control of Intellectual Property.
3.1	Improvements. All Improvements created after the Effective Date (a) solely by BIO-RAD, shall be owned solely by BIO-RAD, (b) solely by CIPHERGEN, shall be owned solely by CIPHERGEN and (c) jointly by the parties, shall be jointly owned (“Joint IP”). All such joint development efforts shall be deemed to be joint research for purposes of the CREATE Act, 35 USC §103(c)2.

3.2	Prosecution of Joint Patents. The Joint Steering Committee shall determine, with respect to any particular Joint IP, whether and how to prepare and prosecute patent applications directed to the Joint IP (“Joint Patent Rights”). Unless otherwise decided by the Joint Steering Committee, the parties shall share equally in the costs of preparing and prosecuting such patent applications. However, if one party decides not to share in these costs, then it shall assign its rights in such patent application(s) to the other party for a reasonable price to be negotiated. The assignee shall then have the right to take over full control of preparing and prosecuting the patent applications and maintaining any patents.

3.3	Enforcement of Joint Patent Rights. All litigation or other similar proceedings related to the Joint Patent Rights shall be directed and controlled by the parties jointly, and, except as set forth herein, neither party shall have the right to commence, direct or control any such litigation or proceedings (“Claims”) without the express prior written consent of the other party. Each party shall (a) select and retain counsel reasonably acceptable to the other party, (b) provide reasonable prior notice to the other party of any settlement offer that relates to the Joint Patent Rights in question, and obtain from such other party its prior written consent to any such settlement to the extent that it relates to Joint Patent Rights, which consent shall not be unreasonably withheld and (c) not fail or otherwise cease to defend such claims without first giving the other party reasonable notice and an opportunity to assume the control and defense of such Claims. In the case where the parties jointly direct and control the prosecution or defense of Claims, each party shall bear 50% of the associated costs and expenses (“Costs”). If a non-named party elects not to participate in the direction and control of the defense of Claims pursuant to this Section 3.3, then such party shall not have any obligation to bear any of the Costs and shall not be entitled to any share of damages. Any recovery in connection with a Claim involving Joint Patent Rights shall first be first applied towards the reimbursement of the participating party or parties’ Costs (including without limitation attorneys’ fees, expert witness fees, court costs and other litigation costs and expenses). Any remainder after such reimbursement is made in accordance with the foregoing shall be equally divided between the parties.
4.	Right to Negotiate a License.
4.1	BIO-RAD hereby grants CIPHERGEN the first right to engage in good-faith negotiations with BIO-RAD to obtain a non-exclusive, worldwide license (under commercially reasonable terms) under any Improvements created or developed by BIO-RAD after the Effective Date and during the CIPHERGEN Exclusivity Period, owned by BIO-RAD, for the commercialization of products, processes and services in the Clinical Diagnostics Field.

4.2	CIPHERGEN hereby grants BIO-RAD the first right to engage in good-faith negotiations with CIPHERGEN to obtain a non-exclusive license under commercially reasonable terms under any Improvements created or developed by CIPHERGEN after the Effective Date and during the CIPHERGEN Exclusivity Period and owned by CIPHERGEN, for the commercialization of products, processes and services outside the Clinical Diagnostics Field.
5.	Field of Use. BIO-RAD hereby acknowledges that it is CIPHERGEN’s intent to focus its business activities on the commercialization of products, processes and services in the field of Clinical Diagnostics into the Clinical Diagnostics Market after the Effective Date. Accordingly, BIO-RAD expressly agrees as follows:
5.1	BIO-RAD shall not sell products or services in the field of Clinical Diagnostics into the Clinical Diagnostics Market that utilize the Proprietary Rights, nor enter into a collaboration, license, or other agreement with any third party to sell any such products or services, for a period of 5 years after the Effective Date.

5.2	Subject to Section 5.1 above, BIO-RAD shall not sell products or services in the field of Clinical Diagnostics into the Clinical Diagnostics Market that utilize any mass spectrometry technology, nor enter into a collaboration, license, or other agreement with any third party to sell any such products or services, for a period of [**********] after the Effective Date.

5.3	During the CIPHERGEN Exclusivity Period, BIO-RAD shall affix a notice to each instrument sold by BIO-RAD which incorporates or utilizes the Proprietary Rights, or include a notice in a users manual or other marketing or sale literature accompanying such products, said notice stating that no rights of use are granted in the field of Clinical Diagnostics. Bio-Rad will notify its customers who buy SELDI technology products that they should contact Bio-Rad if they wish to assign their exclusive diagnostic rights to any intellectual property developed by them using such products. When Bio-Rad is contacted by any such customer wishing to assign such rights, Bio-Rad shall promptly notify Ciphergen with the name and contact information of such customer so that Ciphergen may contact such customer directly to seek such assignment of rights.
6.	Representations and Warranties.
6.1	Representations and Warranties. Each party represents and warrants to the other that: (a) it has the full right, power and authority to enter into this Agreement and fully perform its obligations under this Agreement and (b) has the right to grant the licenses granted under this Agreement and (c) its performance of its obligations under this Agreement is not prohibited by or in conflict with any agreement between that party and any third party.

6.2	Warranties from APA. The warranties set forth in the APA continue to apply and are not limited by the terms of this Agreement.

6.3	Disclaimer. WITHOUT LIMITING SECTIONS 6.1 AND 6.2, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE APA: (a) THE PROPRIETARY RIGHTS LICENSED BY BIO-RAD TO CIPHERGEN

***Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.***

HEREUNDER AND THE INTELLECTUAL PROPERTY LICENSED BY CIPHERGEN TO BIO-RAD HEREUNDER ARE PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND AND (b) CIPHERGEN AND BIO-RAD EACH MAKES NO, AND HEREBY DISCLAIMS, ALL OTHER WARRANTIES, WHETHER EXPRESS, STATUTORY OR IMPLIED INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
7.	TERM AND TERMINATION
7.1.	Term. Unless terminated earlier pursuant to this Section 7, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation or invalidation of the last patent included in the Proprietary Rights or the abandonment of the last patent application within the Proprietary Rights, whichever is later.

7.2.	Termination for Breach. In the event of a material breach of this Agreement, the nonbreaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within ninety (90) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. However, if the party alleged to be in breach of this Agreement disputes such breach within such ninety (90) day period, the nonbreaching party shall not have the right to terminate this Agreement unless it has been determined by a court of competent jurisdiction that this Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within ninety (90) days after such determination.

7.3.	Survival.
7.3.1.	Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

7.3.2.	Sections 1, 6, 7, 9, and Sections 10.1, 10.4 and 10.5 shall survive the expiration and any termination of this Agreement. Except as otherwise provided in this Section 7, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.
8.	INFRINGEMENT BY THIRD PARTY
8.1.	Enforcement. During the term of this Agreement, in the event that either party hereto reasonably believes that any Proprietary Rights are being infringed or otherwise misappropriated by a third party or in the event that a declaratory judgment action is brought against such party with respect to any Proprietary Rights, such party shall promptly notify the other party.

8.2.	Market Based Enforcement. As between the parties to this Agreement, CIPHERGEN (itself or through others) shall, at its expense, have the initial right (during the CIPHERGEN Exclusivity Period) to control the enforcement of the Proprietary Rights (each for the purposes of this Section 8, an “Enforcement Action”) in the field of Clinical Diagnostics, and BIO-RAD shall have the right to control any Enforcement Action outside the field of Clinical Diagnostics.

8.3.	Failure to Enforce. In the event that either Party does not initiate an Enforcement Action to enforce the Proprietary Rights against commercially significant infringement or misappropriation by a third party in a country, within one hundred eighty (180) days of a request by the other Party to initiate such Enforcement Action or thereafter diligently pursue such Enforcement Action, the requesting Party or its designee may initiate an Enforcement Action against such infringement or misappropriation at its own expense. Notwithstanding the foregoing, CIPHERGEN shall have the exclusive right to sublicense any alleged infringer in the Field of Clinical Diagnostics pursuant to Section 2 above, and BIO-RAD shall have the exclusive right to sublicense any alleged infringer outside of the Field of Clinical Diagnostics.

8.4.	Cooperation. The non-controlling party shall, at the controlling Party’s reasonable request and expense, fully cooperate with the party controlling any Enforcement Action, including but not limited to, using commercially reasonable efforts to cause its employees testify at such an action and to make available relevant records, papers and information. The party controlling the Enforcement Action shall keep the non-controlling party reasonably informed of the progress of such action, and the non-controlling shall have the right to participate in such Enforcement Action with counsel of its own choice at its own expense.

8.5.	Division of Recoveries. All recoveries from an Enforcement Action shall be first applied to reimburse the controlling party and then the non-controlling party’s unreimbursed expenses, including without limitation, reasonable attorneys’ fees and court costs. Any remainder shall be divided between the parties as follows:
8.5.1.	To the extent the amount recovered reflects lost profits in the Field of Clinical Diagnostics, CIPHERGEN shall retain the remainder; or

8.5.2.	To the extent the amount recovered reflects lost profits outside of the Field of Clinical Diagnostics to BIO-RAD.

8.5.3.	To the extent the amount recovered reflects lost profits both in the Field of Clinical Diagnostics and outside the Field of Clinical Diagnostics, the remainder shall be divided between the parties based on the percentage of lost profits attributed to such Field.

9.	PATENT PROSECUTION
9.1.	Prosecution by BIO-RAD. Subject to Section 9.2 below, BIO-RAD shall have the right, at its option, to control the filing for, prosecution and maintenance of the patents under the Proprietary Rights, provided however that BIO-RAD shall first notify CIPHERGEN as to the filing, prosecution and maintenance of such patents and patent applications and shall furnish to CIPHERGEN copies of non-internal, non-privileged documents relevant to any such filing, prosecution and maintenance, and shall consider the comments of CIPHERGEN and its counsel in good faith. For purposes of this Section 9, “prosecution and maintenance” of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms. BIO-RAD shall pay all fees and legal expenses for the filing for, prosecution and maintenance of the Proprietary Rights. If BIO-RAD elects to abandon or no longer pay the expenses of a patent or patent application within the Proprietary Rights in any country, BIO-RAD shall notify CIPHERGEN not less than thirty (30) days prior to such action so that CIPHERGEN may decide whether to assume ownership and financial responsibility of such patent or patent application.

9.2.	Prosecution by CIPHERGEN. Notwithstanding anything contained herein to the contrary, CIPHERGEN, shall be entitled to control the prosecution and maintenance of U.S. Patent 6,734,022 (the “SELDI Patent”), until the date of the final determination of the re-examination status of the SELDI Patent, and thereafter BIO-RAD shall control such prosecution and maintenance as provided in Section 9.1. CIPHERGEN agrees to use its best efforts to gain reissue of U.S. Patent 6,734,022 and maintain all SELDI patent rights.
10.	GENERAL
10.1.	Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of California, without regard to conflicts of laws principles.

10.2.	Independent Contractors. The relationship of CIPHERGEN and BIO-RAD established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between CIPHERGEN and BIO-RAD. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

10.3.	Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other party, except to a party that succeeds to all or substantially all of business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement, and further provided that the assignor or transferor provides prompt notice of such assignment to the non-assigning Party.

10.4.	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

10.5.	Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested or by overnight courier or fax, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other party in writing:

If to BIO-RAD:	BIO-RAD LABORATORIES, INC
1000 Alfred Nobel Drive
Hercules, CA 94547
Attn: Sanford S. Wadler
General Counsel

If to CIPHERGEN:	CIPHERGEN
Ciphergen Biosystems, Inc.
Attn: Vice President for Intellectual Property
6611 Dumbarton Circle
Fremont, CA 94555
(510) 505-2100 (tel.)
(510) 505-2101 (fax)

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304-1050
Attn: Michael J. O’Donnell
10.6.	Compliance with Law. Both parties shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

10.7.	Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

10.8.	Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

10.9.	Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

10.10.	Entire Agreement. The parties hereto acknowledge that this Agreement and its Exhibits set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

10.11.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives.

BIO-RAD LABORATORIES, INC.		CIPHERGEN BIOSYSTEMS, INC.

By:	/s/ Norman Schwartz	By:	/s/ Debra Young
Name:	Norman Schwartz	Name:	Debra Young
Its:	President	Its:	Chief Financial Officer and
Vice President of Finance

Schedule A
LIST OF CURRENT COLLABORATORS

Institution	Principal Investigator*

The Johns Hopkins University	Dr. Daniel Chan

McGill University	Drs. Brian Ward and Momar Ndao

Rigshospitalet, Copenhagen University Hospital	Dr. Claus Hǿgdall and the Pelvic Mass Group

Goteborg University	Dr. Kaj Blennow

Sahlgrenska Academy at Goteborg University	Drs. Karin Sundfeldt, Björg Kristiansdottir, and Mats Brannstrom

University College London	Dr. Ian Jacobs

The University of Kentucky	Dr. Paul DePriest

The University of Texas M.D. Anderson Cancer Center	Drs. Robert Bast, Stanley Hamilton and Li Mao, Lajos Pusztai, Massimo Cristofanilli

The University of Texas Medical Branch	Drs. David Gorenstein, John Petersen and Ned Snyder

The Colorado Center for Reproductive Medicine	Dr. Mandy Katz-Jaffe

Katholieke Universiteit Leuven	Prof. Dr. Ignace Vergote

The Ohio State University Research Foundation/
The Ohio State University	Dr. Haifeng Wu

Stanford University	Dr. John Cooke

*	The term “Principal Investigator” includes the members of each Principal Investigator’s professional staff, graduate students, undergraduate students and employees of the applicable institution engaged in collaborative research with Ciphergen.